Exhibit (p)(4)

EMM Code of Ethics

EMERGING MARKETS MANAGEMENT, L.L.C.

CODE OF ETHICS

January 1, 2011

Emerging Markets Management, L.L.C. (“EMM”) is committed to providing investment advice with the utmost professional integrity. In addition, as an investment adviser, EMM is legally considered a fiduciary of its Clients’ accounts. This means that all Employees (as defined herein) of EMM owe EMM’s Clients undivided loyalty and must conduct their personal affairs in such a manner as to avoid: (1) serving their own personal interests ahead of the Clients’ interests; (2) taking advantage of their respective positions; and (3) engaging in any activity that conflicts with the interest of any Client.

This Code of Ethics is designed primarily to help avoid any potential conflicts that may arise when Employees trade for their personal securities accounts. The Code sets forth guidelines and restrictions for personal securities trading, including an absolute prohibition against trading on the basis of “inside” (i.e., material, non-public) information. EMM will provide a copy of this Code of Ethics, along with any amendments, to each Employee. Each Employee will provide EMM with a written acknowledgement of their receipt of the Code and any amendments. The form of this Acknowledgement is attached as Exhibit B to this Code of Ethics.

Adherence to this Code of Ethics is a condition of your employment. Please direct any questions to EMM’s Chief Compliance Officer (“CCO”) or, in his or her absence, to any member of EMM’s Legal/Compliance Department. As discussed in greater detail below, Employees must promptly report any violations of the Code of Ethics to the CCO. All reported Code of Ethics violations will be treated as being made on an anonymous basis.

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EMM Code of Ethics

I.	GUIDING PRINCIPLES AND STANDARDS OF CONDUCT

The Code of Ethics is predicated on the principle that EMM owes a fiduciary duty to each of its Clients. Accordingly, EMM’s Employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of Clients.

Employees must not place the Employee’s or EMM’s interests ahead of the Clients’. As a fiduciary, EMM must act in its Clients’ best interests. In other words, EMM or its Employees may not benefit at the expense of advisory clients. This concept is particularly relevant when Employees are making personal investments in securities that are also traded on behalf of advisory clients.

All Employees will act with competence, dignity, integrity, and in an ethical manner when dealing with Clients, the public, prospects, third-party service providers and fellow employees. The following set of principles frame the professional and ethical conduct that EMM expects from its Employees.

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Act with integrity, competence, diligence, respect, and in an ethical manner with the public, Clients, prospective Clients, employers, employees, colleagues in the investment profession, and other participants in the global capital markets.

•	Place the integrity of the investment profession, the interests of Clients, and the interests of EMM above your own personal interests.

•	Adhere to the fundamental standard that you should not take inappropriate advantage of your position.

•	Conduct all personal securities transactions in a manner consistent with this policy.

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Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities.

•	Practice and encourage others to practice in a professional and ethical manner that will reflect credit on you and the profession.

•	Promote the integrity of, and uphold the rules governing, capital markets.

•	Maintain and improve your professional competence and strive to maintain and improve the competence of other investment professionals.

•	Comply with applicable provisions of the Federal Securities Laws (as defined herein), the Commodity Exchange Act, the Employee Retirement Income Security Act and other relevant laws.

II.	DEFINITIONS

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

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A Security is “being considered for purchase or sale” when a recommendation to purchase or sell a Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

“Beneficial Ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect Beneficial Ownership shall apply to all Securities which an Employee or Relative has or acquires through decisions within his or her control. In general, a person is considered to have “Beneficial Ownership” of a Security – regardless of who is the registered owner — if the person enjoys economic benefits which are substantially equivalent to ownership through decisions within his or her direct or indirect control. This would include, for example:

1.	Securities that a person holds for his or her own benefit either in bearer form, registered in his or her own name or otherwise, regardless of whether the Securities are owned individually or jointly;

2.	Securities held in the name of his or her spouse or minor children;

3.	Securities held for the benefit of the person, his or her spouse or minor children by a trustee, executor or administrator or by custodians, brokers or relatives;

4.	Securities owned by a partnership of which the person is a general partner;

5.	Securities held by a corporation which can be regarded as a personal holding company of a person; and

6.	Securities recently purchased by a person and awaiting transfer into his or her name.

“Client” means any managed account and/or commingled investment vehicle for which EMM serves as investment adviser or sub-adviser.

“Covered Account” means: (1) any Securities account registered to an Employee or a Relative; (2) any account or Securities transaction in which an Employee or Relative has any direct or indirect “Beneficial Ownership” interest; (3) any account of an Investment Club in which the Employee or Relative participates; and (4) and any account for which the Employee or Relative has the ability to make investment decisions, regardless of whether the Employee or Relative has a Beneficial Ownership interest in that account. “Covered Account” may include, for example, an Employee’s or Relative’s personal account; any joint or tenant-in-common account in which an Employee or Relative is a participant; any account for which an Employee

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or Relative acts as trustee, executor or custodian; or any account of any entity controlled directly or indirectly by an Employee or Relative. However, Covered Account does not include a Securities account over which the Employee or Relative has no direct influence or control.

“Emerging Market Country” means any country in Asia (except for Japan, Australia and New Zealand), Latin America (including Central and South America and the Caribbean), Europe (except for member countries of the MSCI Europe Index), the Middle East or Africa.

“Emerging Market Security” includes (A) any Security of an issuer (i) domiciled, incorporated or otherwise organized in an Emerging Market Country; (ii) listed on a securities exchange or traded in an over-the-counter market in an Emerging Market Country; or (iii) that EMM treats as an emerging market security under the terms of any applicable client agreement (e.g., where EMM invests in an issuer that either alone or on a consolidated basis has at least 30% of its assets and/or derives at least 30% of its annual revenues or operating or net profits from either goods produced, sales made or services performed in one or more Emerging Markets Countries”; and (B) any single country fund, ETF or other instrument comprised of securities of a single Emerging Market Country (including, without limitation, futures and options on single country Emerging Market Country indices); provided, however, that the term Emerging Market Security shall not include debt Securities issued by a sovereign nation.

“Employee” as used in this Code, includes any director of EMM who is involved in the day-to-day management of EMM, or any officer, senior adviser or other employee (including interns and other temporary employees unless otherwise determined by the CCO) of EMM.

“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

“Investment Club” shall mean a group of people who pool their assets in order to make joint investment decisions (except that Investment Club does not include professionally-managed funds). The requirements of this Code of Ethics shall apply to the entire pooled vehicle – not just to the Employee’s share of the pooled vehicle. Thus, for example, an Employee who participates in an Investment Club is required to pre-clear and report the trades of the entire pooled vehicle.

“Purchase or sale” of a Security includes among other things, the writing of an option to purchase or sell, or the transfer or assignment of a Security.

“Relative” means any member of an Employee’s family (including in-laws) living in the Employee’s household.

“Security” shall mean any: note; stock; exchange-traded fund or “ETF”; treasury stock,

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security future; bond; debenture; evidence of indebtedness; certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription; transferable share; investment contract, voting trust certificate; certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights; depository receipt; put, call, straddle, option, future or privilege on any security or on any group or index of securities (including any interest therein or based on the value thereof); put, call, straddle, option or privilege entered into on a securities exchange relating to foreign currency; or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. “Security” includes any interest in any vehicle managed by EMM. “Security” shall not include: bankers’ acceptances; U.S. bank certificates of deposit; commercial paper; securities issued by the Government of the United States; shares of U.S. registered open-end funds (except for shares of exchange-traded funds, single Emerging Market Country funds, or funds for which EMM acts as adviser or sub-adviser); shares of money market funds; and transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

III.	GUIDELINES FOR PERSONAL INVESTING

A.	Rules Applicable to Employees

1.	Prohibition Against Trading in Emerging Market Securities

An Employee may not purchase or sell any Emerging Market Security for a Covered Account; except that an Employee may, subject to all of the requirements of this Code of Ethics, purchase or sell Emerging Market Securities that are (1) issued by private investment funds managed by EMM, subject to the pre-approval of the CCO and consistent with applicable Federal Securities Laws, or (2) shares of an open-end or closed-end fund or ETF that has a global or regional emerging markets investment mandate.

Because the vast majority of Securities purchased or acquired on behalf of Client accounts are Emerging Market Securities, the prohibition on Employee transactions in Emerging Market Securities significantly reduces the potential for conflicts of interest and the possible appearance of impropriety in connection with Employees’ personal Securities transactions.

2.	Securities Being Considered for Purchase or Sale on behalf of a Client

An Employee may not knowingly purchase or sell any Security for a Covered Account that, at the time of such purchase or sale, is being considered for purchase or sale for a Client account.

Given the general prohibition against trading in Emerging Market Securities, this

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prohibition is most likely to occur in the limited instances in which EMM may be purchasing or selling securities of issuers from the developed markets for the All Country ex U.S. Quantitative Fund or a similarly managed Client account. This prohibition is intended to prevent Employees from engaging in or appearing to engage in “frontrunning” or “scalping”: the buying or selling of Securities in a Covered Account, prior to a Client, in order to benefit from any price movement that may be caused by Client transactions.

If an Employee unknowingly purchases or sells a Security for a Covered Account at the same time that the Security is being considered for purchase or sale for a Client account, it shall not constitute a violation of this Code.

3.	Blackout Periods for Trading in the Same Security as a Client

Employees may not knowingly purchase or sell any Security for a Covered Account within seven (7) calendar days before or after any Client account trades in that Security.

Given the general prohibition against trading in Emerging Market Securities, this prohibition is most likely to occur in the limited instances in which EMM may be purchasing or selling securities of issuers from the developed markets the All Country ex U.S. Quantitative Fund or a similarly managed Client account. The blackout period after a Client account trades is designed to allow dissipation of the market effect of the Client’s trade before the Employee trades. The blackout period before a Client account trades is aimed at preventing the appearance that an Employee purchased or sold a Security for a Covered Account with the knowledge that the Security was being considered for purchase or sale for a Client account.

If an Employee unknowingly purchases or sells a Security for a Covered Account within this seven (7) day period, it shall not constitute a violation of this Code.

4.	Prior Approval of Personal Securities Transactions

Except as otherwise provided under “Exempt Transactions” in Section III.B. below, Employees are required to obtain written approval from the CCO, or in his or her absence (or in the case of trades in a Covered Account of the CCO), from a member of EMM’s Board of Directors, before directly or indirectly buying or selling any Security for a Covered Account.

This procedure is intended to help prevent an inadvertent violation of the prohibition against trading in Securities being considered for purchase or sale by a Client account, the blackout period, the ban on insider trading and other provisions of this Code.

To request approval for a transaction, an Employee must submit a Trade Authorization Request, attached to this Code as Exhibit C to the CCO or, in his or her absence, a member of EMM’s Board of Directors. As part of this approval process, the Employee shall provide

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notification of any personal conflict of interest relationship that may involve Clients and/or EMM, such as the existence of any economic relationship between his or her transactions and a Security held or to be acquired by EMM on behalf of any Client.

The request ordinarily will be approved promptly, unless the Security is being considered for purchase or sale by a Client account, the Security is subject to a blackout period, EMM may have inside information regarding the Security, or the proposed transaction potentially conflicts with another provision of this Code.

The prior review of acquisitions of a Security in a private placement will take into account, among other factors: (1) whether the investment opportunity should be reserved for a Client account; and (2) whether the investment opportunity is being offered to an Employee by virtue of his or her position with EMM.

Members of the financial press have suggested that emerging companies offer investment personnel the opportunity to participate in private placements in order to get those investment personnel to invest client assets in the company when it later undertakes an IPO. This produces a direct conflict since the client’s investment may result in an increase in the value of the company’s securities and, thus, an increase in the value of the Employee’s personal holdings. EMM recognizes that some private placements will not raise such conflicts, however, and that a complete prohibition could restrict legitimate investment opportunities.

Further, any Employee who has acquired beneficial ownership of an issuer through a private placement must disclose that interest to the CCO prior to participating in any decision to recommend or to cause any Client to invest in any Securities of that same issuer.

This obligation is not extinguished by any subsequent sale of the Securities acquired by the Employee in the private placement or by the fact that the Securities are subsequently registered under the Securities Act of 1933. Once this disclosure is made, a review of the investment decision on behalf of the Client will be undertaken by Employees with no interest in that particular issuer.

5.	Prohibition on Purchases During Initial Public Offerings

Employees may not purchase Securities in an initial public offering (“IPO”) for a Covered Account.

The purchase of an IPO by an Employee poses at least two potential conflicts of interest: First, the opportunity to invest in an IPO often is highly sought after and available only to a limited number of investors. Consequently, an opportunity to participate in a “hot issue” or other attractive IPO is not likely to be viewed as a random event. It also may create the impression that future investment decisions for Clients were pursued as a form of “compensation” for the opportunity to participate in the IPO rather than because those

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investment decisions were in the best interests of Clients. Second, any short-term profits earned by an Employee in an IPO may create at least the appearance that an investment opportunity that should have been available to clients was diverted to the personal benefit of an Employee. Restricting the purchase of a Security in an IPO will help reduce these potential conflicts.

6.	Employee Investments in EMM-Managed Private Investment Funds

In accordance with applicable laws, including but not limited to Rule 3c-5 under the Investment Company Act of 1940, certain qualified Employees may purchase and sell shares of various private investment funds managed by EMM. Purchases and sales of such funds are treated as “private placements” and must be pre-approved in accordance with Section III.A.4 above.

B.	Transactions Exempt from Prior Approval Requirement

The following transactions are specifically exempted from the “Prior Approval of Personal Securities Transactions” requirements set forth in Section III.A.4 above**:

1.	purchases or sales of securities listed on a United States securities exchange or NASDAQ (“U.S. Listed Securities”), but excluding securities deemed to be Emerging Market Securities;

2.	purchases or sales of options on U.S. Listed Securities, but excluding options on securities deemed to be Emerging Market Securities;

3.	purchases or sales of U.S. exchange-traded futures contracts and options on futures contracts (including, but not limited to S&P 500 futures, currency futures and other types of futures regulated by the U.S. Commodity Futures Trading Commission), but excluding futures and options on futures contracts on securities deemed to be Emerging Markets Securities);

4.	purchases, sales, transfers or assignments that are non-volitional on the part of either the Employee or Relative;

5.	purchases which are part of an Automatic Investment Plan;

6.	purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

7.	purchases or sales of Securities issued by any U.S. State or municipality or any multinational organization (such as the World Bank);

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8.	purchases and sales (except for Emerging Markets Securities) occurring in an account that is managed on a fully-discretionary basis by an unaffiliated money manager, provided that the Employee or Relative does not receive advanced notice of such purchases and sales;

9.	purchases and sales of shares of exchange-traded funds (ETFs) or closed-end funds listed on a United States securities exchange or NASDAQ (except for shares of single Emerging Market Country funds, or funds for which EMM acts as adviser or sub-adviser).

**	Note: Employees must continue to comply with the prohibitions against Insider Trading and all reporting requirements imposed by the Code.

IV.	OTHER REQUIREMENTS AND RESTRICTIONS

A.	Insider Trading Prohibition

Employees are strictly prohibited from trading either for a Covered Account or the account of any other person (including a Client) on the basis of material, non-public information, or communicating material, non-public information to others in violation of the law.

From time to time, Employees may acquire “material, non-public information,” also referred to as “inside information,” regarding a company or its securities. Material, non-public information is any information that may influence an investment decision relating to a security, or that may affect an analysis of the value of a security, and that is not generally available to the public. Trading on the basis of material, non-public information – regardless of whether it is for a Client or for a Covered Account — is a violation of the federal securities laws, punishable by imprisonment and severe fines.

EMM has adopted an “Insider Trading Policy” that describes more fully what constitutes “insider trading” and the legal penalties for engaging in it. That policy is attached to this Code as Exhibit A. Employees should refer to the Insider Trading Policy (as well as this Code) whenever any question arises regarding what to do if an Employee believes he or she may have material, non-public information.

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B.	Affiliation with Securities Issuers

EMM may not invest, on behalf of a Client, in a Security of an issuer if any Employee or Relative has any current affiliation with such issuer (i.e., control or ownership interest greater than 5% or membership on the board of directors) without the prior authorization of the CCO. This prohibition is not intended to apply to investments in vehicles managed or sponsored by EMM or any of its affiliates.

Any such authorization will be based on a determination that investment in the Security would not be inconsistent with the interests of EMM or its Clients, and that any conflicts of interest or potential conflicts of interest have been properly disclosed in EMM’s Form ADV.

C.	Confidentiality of Client Information

An Employee may not disclose to any person (including another Employee) the Securities activities engaged in or contemplated for any Client account, except to the extent that such disclosure is necessary to, and within the scope of, the performance of such Employee’s duties.

This prohibition is designed to help prevent the disclosure of Client information to persons outside EMM and to minimize the opportunity for actual or apparent violations of this Code by Employees.

D.	Service as Director or Trustee

An Employee may not serve on the Board of Directors of any publicly traded company, any issuer of Securities eligible for purchase by EMM, or any other organization that might present a potential conflict of interest (such as a position with a Client organization or an organization affiliated with a Client) without prior authorization of the CCO.

Any such authorization will be based on a determination that the Board service would not be inconsistent with the interests of EMM or its Clients.

V.	EXCEPTIONS

There may be some circumstances where exceptions to these restrictions will be allowed upon request by an Employee. Any such requests will be fully documented and reviewed on a case-by-case basis by the CCO. Such request will be granted only upon a determination by the CCO that the proposed activity does not create any actual or apparent conflicts with the interest of any Client that cannot be adequately addressed through appropriate disclosure.

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VI.	EMPLOYEE REPORTING AND CONFIDENTIALITY OF RECORDS

A.	Maintenance and Confidentiality of Records

All statements of holdings, duplicate trade confirmations, duplicate account statements, and reports required by this Code (as described below) may be provided to the CCO (or, in the case of the Directors and the CCO, to Carol Grefenstette or her designee), as well as their respective designees who need to know such information for purposes of carrying out their obligations under this Code of Ethics. In addition, the CCO (or, in the case of the Directors and the CCO, Carol Grefenstette or her designee) may provide access to any of those materials to EMM’s Board of Directors in order to resolve questions regarding compliance with this Code. The CCO also may provide access to those materials where required to do so under applicable laws, regulations, or orders of applicable regulatory authorities, or to third party service providers for purposes of monitoring compliance with the Code. EMM shall use reasonable efforts to maintain the confidentiality of such information and to not disclose the information other than as provided above.

B.	Disclosure of Personal Holdings

Within 10 days of commencement of employment and annually thereafter by January 31 of each year, all Employees must submit to the CCO or his or her designee (or, in the case of the Directors and the CCO, to Carol Grefenstette or her designee) information on all Securities in Covered Accounts using the Disclosure of Personal Holdings Form attached as Exhibit D. Information submitted at the commencement of employment must be current as of a date no more than 45 days prior to the commencement of employment. Information provided annually thereafter must be as of the previous calendar year end.

C.	Annual Certification

Each Employee also shall certify annually that:

•	he or she has read and understands the Code of Ethics and recognizes that he or she is subject thereto;

•	he or she has complied with the requirements of the Code of Ethics; and

•	he or she has reported all personal Securities transactions required to be reported under this Code.

The Annual Certification shall be made on the form attached as Exhibit E.

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D.	Duplicate Copies of Broker Confirmations

Each Employee must instruct each broker, bank, or other financial institution in which the Employee has a Covered Account to send to the CCO or his or her designee duplicate copies of confirmations of all transactions in such Covered Account(s).

The transactions reported on the broker confirmations will be reviewed and compared against approved Trade Authorization Requests, and are intended to allow EMM to ensure the effectiveness of its compliance efforts.

Employees shall not be required to submit duplicate copies of confirmations with respect to transactions effected pursuant to an Automatic Investment Plan.

E.	Quarterly Reports

Each Employee must submit to the CCO or his or her designee quarterly information on any transactions for a Covered Account using the Quarterly Report of Securities Transactions Form attached as Exhibit F no later than 30 days following each quarter-end.

Employees are required to report all transactions in a Covered Account, including purchases or sales of shares of any mutual funds for which EMM or any of its affiliates is adviser or sub-adviser. (Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates for purposes of other securities laws or for purposes of estate or income tax reporting or liability.)

These disclosures will help ensure that confirmations for all transactions are being sent to the CCO or his or her designee. They also will capture certain investments (e.g., private placements) that are not reflected in traditional broker-dealer accounts.

Employees shall not be required to include transactions in private investment funds managed by EMM that have been pre-approved in accordance with Section III.A.4 above (as EMM maintains internal records of transactions in the private investment funds it manages).

EMPLOYEES ARE REMINDED THAT THEY MUST REPORT NOT ONLY THEIR OWN TRANSACTIONS BUT ALSO THE TRANSACTIONS BY THEIR “RELATIVES” AS DEFINED IN SECTION II ABOVE.

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VII.	COMPLIANCE PROCEDURES AND SANCTIONS

The CCO will oversee compliance with this Code.

A.	Prevention of Violations

To prevent violations of this Code and of the Insider Trading Policy:

The CCO or, in his or her absence, a member of the Board of Directors (or their designee), will:

•	Accept and review Trade Authorization Requests and either grant or deny such requests promptly;

•	Answer questions regarding this Code and the Insider Trading Policy;

•	Review all trading activity reports and annual holdings reports filed by each Employee and coordinate the review with the senior management of EMM as may be appropriate;

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Promptly, upon learning of a significant violation of this Code or of the Insider Trading Policy, prepare a written report to the senior management of EMM providing full details and recommendations for further action.

The CCO, in coordination with senior management of EMM, will:

•	Resolve issues of whether information received by an Employee is material and non-public;

•	Review on a regular basis (at least annually) and update as necessary this Code and the Insider Trading Policy; and

•	Upon a determination that an Employee has violated this Code or the Insider Trading Policy, determine appropriate sanctions and take any action necessary to prevent further violations.

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B.	Sanctions

Upon discovering a violation of this Code, EMM may impose such sanctions as it deems appropriate, including, but not limited to: requiring the Employee to disgorge any profits realized as a result of the violation; requiring the Employee to pay a penalty in addition to any disgorgement; placing restrictions on the Employee’s future trading activity (e.g., prohibiting the Employee from buying or selling any Security for a period of six (6) months after such violation); placing a letter of censure in the Employee’s personnel file; or suspension or termination of the Employee. Any payments required hereunder shall be paid to the affected Client(s) or to a charitable organization of EMM’s choosing.

C.	Reporting Violations and Remedial Actions

EMM takes the potential for conflicts of interest caused by personal investing very seriously. As such, EMM requires its Employees to promptly report any violations of the Code of Ethics to the CCO. EMM’s Management Personnel are aware of the potential matters that may arise as a result of this requirement, and shall take action against any Employee who seeks retaliation against another for reporting violations of the Code of Ethics. EMM has zero tolerance for retaliatory actions and therefore may subject offenders to severe action. In order to minimize the potential for such behavior, all reports of Code of Ethics violations will be treated as being made on an anonymous basis.

D.	Reports to Senior Management

As applicable, the CCO shall prepare a report no less frequently than annually relating to this Code of Ethics to the senior management of EMM. Such report shall:

•	If applicable, identify any violations requiring significant remedial action during the past year; and

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If applicable, identify any recommended changes in the existing restrictions or procedures based upon EMM’s experience under its Code of Ethics, evolving industry practices or developments in applicable laws or regulations.

E.	Recordkeeping

The CCO or his or her designee shall maintain records in the manner and to the extent set forth below.

•	A copy of this Code of Ethics and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place.

•	A record of any violation of this Code of Ethics and of any action taken as

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a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

•

A record of all written acknowledgements as required by this Code of Ethics for each person who is currently, or within the past five years was, an Employee shall be preserved in an easily accessible place.

•

A copy of each report made pursuant to this Code of Ethics by an Employee, including any information provided in lieu of reports, shall be preserved by EMM for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place.

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A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code of Ethics or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place.

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A record of any decision, and the reasons supporting the decision, to approve the acquisition of Securities by Employees that were acquired either (i) through an Initial Public Offering; or (ii) through a private placement.

F.	Disclosure

EMM shall describe its Code of Ethics to Clients in Part 2 of its Form ADV and, upon request, furnish Clients with a copy of the Code of Ethics. All Client requests for EMM’s Code of Ethics shall be directed to the CCO.

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EXHIBIT A	INSIDER TRADING POLICY

INSIDER TRADING POLICY

I.	GENERAL PRINCIPLES

It is EMM’s policy that no Employee may: (i) trade for any account (including, but not limited to, a Covered Account or the account of any Client) on the basis of material non-public information, or (ii) communicate material non-public information to others in violation of the law – conduct that is commonly called “insider trading.” This policy extends to activities both within and outside of an Employee’s respective duties with EMM. Each Employee must read this policy statement and acknowledge his or her understanding of it. Terms used in this policy but not defined will have the same meanings given them in the Code of Ethics.

The elements of insider trading and the penalties for it are discussed below. If, after reviewing this policy statement, you have any questions, you should consult the CCO or the Senior Counsel.

II.	DEFINITION OF MATERIAL NON-PUBLIC INFORMATION

Only information that is both “material” and “non-public” falls within the prohibition against insider trading.

A.	Meaning of “Material”

Information is “material” if it is likely to be viewed by a reasonable investor as important in making a decision to buy, hold, or sell a security or if its disclosure is likely to have an effect on the value of a security. Information may be material even if it relates to speculative or contingent events. Information that is material to a decision to trade a security also is likely to be material to a decision to trade related derivatives.

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of material non-public information applies to all types of securities, including equity, debt, commercial paper, government securities and options.

Material information does not need to relate directly to a company’s business. For example, information about the contents of an upcoming newspaper column may affect the price of a security, and therefore could be considered to be material.

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EXHIBIT A	INSIDER TRADING POLICY

B.	Meaning of “Non-Public”

Information should be considered “non-public” when it has not been disseminated publicly by means such as a press release carried over a major news service, an article in a major news publication, materials communicated to potential investors or customers, materials available from public disclosure services, or a public filing made with a regulatory agency.

C.	Examples

Material, non-public information can come from Employees as well as from persons outside EMM. Examples of information that, depending on the circumstances, may be material and non-public include, without limitation:

•

undisclosed financial information (e.g., company earnings information or estimates, fund performance, a change in dividend policy, liquidity problems or changed projections, significant litigation or developments for which reserves might be taken);

•

undisclosed operating developments (e.g., new products or natural resource discoveries, changes in business operations or extraordinary management developments, large increases or decreases in orders, or potential governmental or regulatory developments);

•

proposed business activities (e.g., mergers, acquisitions, sales or divestitures of substantial assets, restructuring, other market-sensitive transactions involving a fund or company, major investments, refinancing or extraordinary borrowings or, in certain circumstances, the mere retention of an investment bank);

•	a forthcoming change in rating by a well-known research analyst;

•	undisclosed events or problems that could affect the NAV or performance of a fund; and

•	even a pending order or decision to purchase or sell securities by a fund or Client.

Material, non-public information may include “tips” received directly or indirectly from corporate insiders whether or not in the context of a Client relationship.

However, information disclosed by an issuer to an Employee because a Client is a shareholder or because an Analyst or Portfolio Manager has asked for it generally will not be considered material non-public information unless there is any reason to believe that the information: (i) would not be furnished to other shareholders, analysts or other portfolio

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EMM Code of Ethics

EXHIBIT A	INSIDER TRADING POLICY

managers who asked for it; (ii) was otherwise disclosed improperly or without the authorization of the issuer; or (iii) was provided with the expectation that it would be maintained in confidence. Observations or judgments about a company made by a portfolio manager or analyst based on a company visit generally will not be considered material non-public information unless such observations or judgments are based on information of the kind outlined in (i), (ii) or (iii) above.

III.	PENALTIES FOR INSIDER TRADING

The legal penalties for trading on or communicating material non-public information are severe. An Employee (and in some cases EMM) can be subject to some or all of the penalties below, even if the Employee or EMM do not benefit from the violation. Penalties include:

•	civil injunctions;

•	damages in a civil suit as much as three times the amount of actual damages suffered by other buyers or sellers;

•	disgorgement of profits;

•	jail sentences;

•	fines for the person who committed the violation of up to three times the profit gained or loss avoided; and/or

•	prohibition from employment in the securities industry.

In addition, any violation of this Policy can be expected to result in serious disciplinary measures by EMM, including termination of employment.

IV.	PROCEDURES TO IMPLEMENT THE INSIDER TRADING POLICY

The following procedures are intended to help Employees avoid insider trading and to aid EMM in preventing, detecting and punishing insider trading. Every Employee must follow these procedures or risk the penalties described in Section III above. If you have any questions about these procedures, you should consult the CCO or the Senior Counsel.

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EXHIBIT A	INSIDER TRADING POLICY

A.	Identifying Insider Information

Any time you think that you may have material, non-public information about a company (or if you have questions as to whether the information is material, non-public information), you must take the following steps:

•	Report the matter immediately to the CCO or the Senior Counsel.

•	Do not purchase or sell the securities on behalf of a Covered Account or others (including a Client).

•	Do not communicate the information inside or outside EMM, other than to the CCO or the Senior Counsel.

•

After the CCO or the Senior Counsel has reviewed the issue, you will be instructed to continue the prohibition against trading and communication, or you will be allowed to trade and communicate the information.

B.	Prevention of Insider Trading

To prevent insider trading the CCO or Senior Counsel will:

•	Resolve issues of whether information received by an Employee is material and non-public;

•	When it has been determined that an Employee has material non-public information:

•	Implement measures to prevent the dissemination of such information; and

•	If necessary, restrict Employees from trading in the relevant security.

C.	Detection of Insider Trading

To detect insider trading, the CCO or his or her designee will, on a quarterly basis:

•	Review all Quarterly Reports of Securities Transactions and Annual Holdings Reports filed by each Employee within a reasonable period of time after submission;

•	If necessary, coordinate the review of such reports with senior management; and

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EXHIBIT A	INSIDER TRADING POLICY

•	Be available to answer questions regarding or arising under this Policy.

In addition, upon learning of a significant violation of this Policy, the CCO or the Senior Counsel will prepare a report to the senior management of EMM providing full details and recommendations for further action.

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EMM Code of Ethics

EXHIBIT B

ACKNOWLEDGEMENT

I hereby acknowledge receipt of EMM’s Code of Ethics and Insider Trading Policy and I certify that I have read and agree to abide by these documents. I also confirm that I have instructed all brokerage houses where I maintain a Covered Account to supply duplicate copies of my confirmation statements to the CCO or his or her designee. I hereby certify that I have never been found civilly liable for or criminally guilty of insider trading and that no legal proceedings alleging that I have violated the law on insider trading are now pending or, to my knowledge, threatened by any person or authority.

Date:	Name:
Signature:

EMM Code of Ethics

EXHIBIT C

TRADE AUTHORIZATION REQUEST

Name:

Date:

Transaction Information

•	Please check one: Purchase Sale

•	Company Name:

•	Security:

•	Amount: Approximate Price Per Share:

•	Recommended by (if applicable):

Account Information

•	Please check one: Cash Margin

•	Account Name:

•	Account Number:

Employee Representation and Signature

To the best of my knowledge, the above-described transaction is consistent with EMM’s Code of Ethics and Insider Trading Policy.

_________________________________________	________________
Employee Signature	Date

Authorized By:

Name: ___________________________________

Signature: ________________________________	Date: ____________

This authorization is valid until the close of the business day following the date of approval.

EMM Code of Ethics

EXHIBIT D

DISCLOSURE OF PERSONAL HOLDINGS

This form is to be submitted by all Employees within 10 days of commencement of employment and annually thereafter (no later than January 31 of each year). Information submitted at the commencement of employment must be current as of a date no more than 45 days prior to the commencement of employment. Information provided annually thereafter must be as of the previous calendar year end.

I hereby certify that the following is a complete list of the Securities in which I have a direct or indirect beneficial ownership:

Security (Full Name of Issuer and Type of Security)	Ticker Symbol or CUSIP #	No. of Shares and Principal Amount	Brokerage Account

I further certify that set forth below is a complete list of all of the brokers, dealers, banks and other financial institutions with which I maintain an account in which any securities are held for my direct or indirect benefit.

Date:	Name:
Signature:

EMM Code of Ethics

EXHIBIT E

ANNUAL CERTIFICATION

I hereby certify that I have read and complied with EMM’s Code of Ethics and Insider Trading Policy for the year ending December 31,              (or for such time as I have been employed by EMM, if less than one year). I also confirm that, during this period, I instructed all brokerage houses where I maintained any Covered Account to supply duplicate copies of my confirmation statements to EMM, Attn: Chief Compliance Officer; and that I reported all personal Securities transactions required to be reported under the Code of Ethics.

Date:	Name:
Signature:

EMM Code of Ethics

EXHIBIT F

QUARTERLY REPORT OF SECURITIES TRANSACTIONS

The following is a record of all Securities transactions during the quarter ended              in any Covered Account.

Name/ Description of Security	Number of Shares and Principal Amount (include interest rate and maturity date if applicable)	Ticker Symbol or CUSIP #	Date of Trans- action	Price at Which Effected	Purchase or Sale	Broker-Dealer or Bank

I hereby certify that I did not purchase any Emerging Market Security (other than as permitted by Section III.A.1 of the Code of Ethics) or any Security in an initial public offering during the quarter covered by this report.

Date:	Name:
Signature: